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Below is a transcript from an employee meeting held on August 9, 2012:

CUSTOMER: TITLE:	GenOn Energy, Inc Q2 Employee Meeting

TITLE:	Q2 Employee Meeting
CUSTOMER:	GenOn Energy, Inc.
CONFIRMATION NUMBER:	33036061
HOST:	Eric Smith
DATE:	August 9, 2012
TIME/TIME ZONE:	1:15 pm Central Time

Edward R. Muller: Good afternoon to everyone on the—in the Eastern and the Central Time Zones and good morning to the folks in California. We have our regular employee meeting today following our earnings call. On the cover here, you can see, I hope I pronounce this properly, C.G. Elecnavich*, who is at Chalk Point, otherwise sometimes known as Smiley, for a good reason, and I can’t ever resist—note the hardhat, note the safety glasses.

We will begin as we do with probably what is the most important thing, and everything I say afterwards will be less important, and we’ll start with our safety message. Brian will—Basin*, who’s the Director of Safety and Health Excellence, will deliver that today.

Brian: Thank you, Mr. Muller. Good afternoon. Today I want to talk a little bit about distractions. I think as we sit here, we can all relate to being distracted by the impending merger. As we go through the merger process, we must maintain our—maintain focus on our jobs. As we go through… We still have a job to perform and we all have goals and objectives to meet and it’s critically important that we maintain focus on our job and perform it safely. We are seeing some nice improvements in our safety performance year-to-date, and we want to continue this positive trend. We are facing change and uncertainty, and these changes will create both positive and negative distractions. Individuals will experience a wide range of emotions as we go through this process. In many cases, it’s excitement and exhilaration as new opportunities are presented with the merger, but these positive emotions as well as the negative emotions and distractions will continue to be distractions moving forward. Distractions with these changes can have consequences. We could see increase in employee injuries and worker errors during these times. A number of us are facing impending job loss. It’s going to create anxiety. People will become scared and nervous with the uncertainty, with obligations that we have. Depression. Stress levels can become elevated. People even can become angry and hostile once they learn their jobs are being eliminated. Those that make it through to the other side, may suffer depression, stress, and fatigue through the process. And we have to remember that as announcements are made, emotions will change and the distractions will continue to change, and this will be an ongoing process.

CONFIRMATION NUMBER: 33036061	Page 1

CUSTOMER: TITLE:	GenOn Energy, Inc Q2 Employee Meeting

Some of the actions that we can take. Communication is key. Failure to communicate allow speculation by employees, and they’re going to—and we’re all going to look to find answers on our own and seek others for answers. Even if there’s nothing to communicate, we still need to keep people informed so we reduce speculation. We must always be willing to listen. Keep an open door policy. Allow employees the opportunity to express their concerns. Actively listen and showing genuine concern for each of those concerns. We must also be our brother’s or sister’s keeper. We need to look out for one another. No one in the workplace can better monitor an employee state of mind better than their coworkers as we work with them every day. Importantly, we need to keep doing our job and control the things that we can control. Staying focused on our job will help eliminate the distractions, and we should educate supervisors on warning signs to look for and be aware of employee behavior changes. We don’t want to forget the survivors that go through the other side. They are mostly connected to their coworkers, and this could be an ongoing issue. We should also make sure employees are aware of the available services—outplacement service. There’s going to be a number of things that are available—resume writing, job boards, even the employee assistance program in some cases may be needed. We should all keep our sense of humor and keep the mood light. I think laughter really is good medicine, and it’s something that we should focus on doing.

In conclusion, if our head’s not in the game, incidents can and will occur. The first step is to realize when we’re being distracted, and we need—and being distracted and losing focus. We want to make sure that we identify what that distraction and interference is and disconnect our self from that distraction or interference. Prioritize objectives and focus on one thing at a time. We must keep our relentless focus on safety and protect our most important asset, which is all of our coworkers, and we should focus again on our jobs and the things that we can control and strive to continuously improve in our respective areas. So let’s stay focused. Control the distractions and not let the distractions control us.

Thank you.

CONFIRMATION NUMBER: 33036061	Page 2

CUSTOMER: TITLE:	GenOn Energy, Inc Q2 Employee Meeting

Edward R. Muller: Thank you again, Brian. Let me turn forward to cover what I usually cover. But before I do, let me talk a little bit about the timeline on completing the merger with NRG. This is the same page that we used in the earnings presentation this morning. It’s, other than a little bit of formatting, the same page that NRG used yesterday, and you can see that we have a lot of things going. You can see that we have—we are moving forward on these things. As we do this, and this process, as we’ve said, will take likely— will not be over until probably some time by the first quarter, I want to first comment on how I think everyone’s been performing. I know this is stressful, Brian is correct, and it’s distracting, but I have been very impressed throughout the Company by the level of professionalism. You are all professionals. We are all professionals, and we have continued to do our work and to do it well, and note we’re doing this at a time in the summer when the fleet has had enormous demands on it. It’s been hot and the fleet has run well and it has been supported well. When we close, remembering that we went through this about two years ago, there will be a closing date. We don’t know what it is yet. But I’d like to note, as you’re thinking forward and as we’re all planning, that even those who will not be staying with the Company will in many cases not be leaving that day. There will be a period of transition and it will vary for given functions and given people. If you remember, for example, lots of folks in both of the controllers’ functions at Mirant and RRI were continued long after the closing on December 3rd, 2010, so that we could properly and carefully meet all of our requirements for SEC filings. So as we go through that process, that will be part of it. That is not a guarantee that for some who are leaving, it may not be right around the closing date. But for many, it will not be until as we work through this that will be part of the integration planning.

CONFIRMATION NUMBER: 33036061	Page 3

CUSTOMER: TITLE:	GenOn Energy, Inc Q2 Employee Meeting

So let me now come forward to the same symbols we use and let me pause on them. With all that’s going on, the distractions to which Brian referred, our goals for this year have not changed. They are the same. We are focused on the same things, and they are—we will remain focused on and them and, for example, they continue to be the exact goals that we will be using for those who are in the short-term incentive plan.

So let’s see how we’re doing. Financial results. As you may have read or heard this morning, we have suspended giving guidance exactly as Mirant and RRI did when we announced in April ‘10 our planned merger. We did give updated guidance on July 22nd when we announced the planned merger and on that date we said that our adjusted EBITDA guidance for 2012, this year, would be $467 million. So you can see based on how we’ve done so far and how we, at least as of July 22nd we’re projecting, we’re projecting a very good year of performance, significantly above our target.

In terms of the business and operational goals. Safety. We are… As of June 30th, we were ahead of target at a factor of 0.82. In fact, as of yesterday, this factor moves with both the rate of recordable incidents and the number of hours worked. The incident rate has come down as of yesterday to 0.78, which you can see what our top quartile target there is, which is 1.09. We also monitor against the top decile, the top 10% performance, and we are within that right now. So really that’s all terrific, and Brian spoke well about it. So have others in the company.

CONFIRMATION NUMBER: 33036061	Page 4

CUSTOMER: TITLE:	GenOn Energy, Inc Q2 Employee Meeting

Titus. The Titus plant, recently, I think earlier this week, went one year without an OSHA recordable incident, which is excellent, and equally excellent was a note that I got copy of that Jeff Marks*, the Plant Manager, and Nick, I’m going to hope I get the name right, Orsagonich*, the Safety Engineer, sent to all the employees, and I won’t read you the whole note, but I’m going to read two sentences of it, and I think it’s just a gem. Now Titus, as you will recall, is one of our plants that is scheduled to be deactivated in April of 2015, so some years out, and here are the two lines from an excellent note that they sent all of the employees at Titus: The future of Titus has been determined, but how we get there has not. And as to their safety performance, congratulate everyone they said. To remember to not let your guard down and thank someone each day for working safety. Your kids, your grandkids, your family, and your friends surely do, and I do. So we’re doing well. The statistics are good. Top decile is terrific in any industry, but let me remind you what’s behind statistics. We’re, as I say, doing well and these are statistics against people in our industry, but we had 15 recordable safety incidents. That means 15 people got hurt. That means, and I can assure you on each one of these, 15 people who got hurt who didn’t need to get hurt, and that is very much in Brian’s words—We are brothers and sisters. We are responsible for that—each of us. As I’ve said many times to you, I am responsible for that, so we should take pleasure in the statistics. We’re doing well and we’re doing well against—compared to our peers in the industry, but we should never take pleasure in the fact that this number is anything other than zero.

Second safety goal. Lost time incident rate. This is a safety incident where someone is not only injured, but they have to lose time at work. We have had… These statistics reflect that we have now had one this year. And in fact, we have a second that we will be recording shortly. We are still meeting our targets. That’s good. This is a sensitive target. We can’t have many more and meet it. But again, we can take pleasure in the statistic, but we don’t take pleasure in the fact that two employees have lost time because of an injury.

Environmental incidents. We are on an absolute update, and I’ve got these out of order. We are at 16. That’s still doing very well. And if we stay at that rate, we’ll have a very good year. But again, take those 16, we look good against our peers. Not one of the 16 is the kind of thing that would embarrass you to tell your friends or family about. They are things like forgetting to take a water sample, small things in the great scheme of things, but each one, as with safety incidents, unnecessary. Not one of them had to happen. And notwithstanding that we have lots of change in front of us, we are in an industry which always has a spotlight on it, and we can never forget that. We need to do what’s right and we need to remember that everyone is watching us do it.

CONFIRMATION NUMBER: 33036061	Page 5

CUSTOMER: TITLE:	GenOn Energy, Inc Q2 Employee Meeting

Total margin capture. This is how much of the revenue that we could capture, we are in fact capturing, and you can see we’re doing well, and we’re doing well, as I said earlier, at a time, particularly the summer, when the fleet has been running hard. If you look… I look regularly to see what’s running and on those hot days in the East, in the East everything was running, and I mean everything—peakers, things that run a few percent of the year—a few percentage points of the year, everything flat out running. If you look today, you’ll see that a lot of the GenOn plants in California are running. Why? It’s hot, and there are requests for people to reduce consumption in California because there may not be enough electricity, and that is exacerbated because the two units, San Onofre Nuclear Station down in Orange County, is off line as it has been since January, so we’re doing well here. When you run, it’s nice. You know, that’s why we like to have these plants, and everybody in them is happiest when they’re running. I’m happiest when they’re running, but that means we’re stressing and so this has been really very good performance.

And finally, Marsh Landing. Staying on budget and on schedule. And I’m happy to say what I have said over and over again about Marsh Landing, it is on budget and it is on schedule. And in one of the—among the criteria that I think about most here, we are now about a year and a half into construction. It’ll be completed mid ‘13. We have about 500 or so construction workers onsite today and I think for the first time in my decades in this industry, we’re building a—I’m involved in building a power plant where we have yet to have a single OSHA recordable incident, which is really stunning and says a lot about Kiewit who’s building it for us, says a lot about us, and it says a lot about the quality of the plant we will get. It tells us that everybody is very focused.

So I’m required I guess to tell you have we have in light of the pending merger, the legally required safe harbor statements, which I’m not going to read to you, but you can see there’s lots of it, and you can take a look at it at your leisure.

CONFIRMATION NUMBER: 33036061	Page 6

CUSTOMER: TITLE:	GenOn Energy, Inc Q2 Employee Meeting

I have a few questions which I will try and answer. First question: Someone is wondering whether the combined company will be the largest or the second largest generator in the United States, and the answer is this: In terms of generating capacity, that is ability to generate electricity, the combined company will by far be the largest generator in the United States with 47,000 megawatts. It’s a big fleet. I think it’s… I’ve heard… I haven’t counted them exactly, but it’s somewhere around 97 power plants across the country.

In terms of energy delivered, that is megawatt hours running, we expect that the combined company will be the second largest generating company in the United States. That Exelon, which has fewer megawatts of generating capacity, but with its big nuclear fleet, runs constantly, generates more electricity.

Question about the Choctaw plant. Question being that it’s a relatively new plant, which it is, and why is it not capable of running at its full capacity. And the answer is this: Some time ago a compressor failed on Unit One and we have evaluated whether to repair that compressor based on the economics and currently and to date, it has not been worth the expenditure of funds to repair it. But as we look forward at prices, our plan is that with market improvements we see for the market that Choctaw serves, particularly as Entergy enters MISO, which will give that Choctaw access to MISO, that it will be justified and our current plan is to repair the compressor next year.

Another question. With the combined company having dual headquarters, Princeton and Houston, the operational headquarters being in Houston, folks, I suspect this is someone from the Commercial organization, would like to know exactly what will be in Houston and what will be in Princeton, and the answer is: I don’t know yet. If I know, I’d tell you. And as this evolves and unfolds, as soon as we know, you’ll know, but we don’t know yet.

And then finally, how many people do we think will not stay with the Company as we go forward? The combined companies today, if you simply add up the number of employees at each company, have a little over 8,000 employees and we expect that 500 people will not ultimately stay with the Company.

CONFIRMATION NUMBER: 33036061	Page 7

CUSTOMER: TITLE:	GenOn Energy, Inc Q2 Employee Meeting

And that’s what I have here. Lori, do you have anything else?

Lori: Nothing else.

Edward R. Muller: Is there anything else here in the room? Last chance. All right, thanks very much, everyone.

Please Note:	* Proper names/organizations spelling not verified. [sic] Verbatim, might need confirmation. -- Indicates hesitation, faltering speech, or stammering.

CONFIRMATION NUMBER: 33036061	Page 8

Forward Looking Statements

In addition to historical information, the information presented in this communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “will,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed transaction between NRG and GenOn, our and the combined company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, each party’s views of economic and market conditions, and the expected timing of the completion of the proposed transaction.

Forward-looking statements are not a guarantee of future performance and actual events or results may differ materially from any forward-looking statement as result of various risks and uncertainties, including, but not limited to, those relating to: the ability to satisfy the conditions to the proposed transaction between NRG and GenOn, the ability to successfully complete the proposed transaction (including any financing arrangements in connection therewith) in accordance with its terms and in accordance with expected schedule, the ability to obtain stockholder, antitrust, regulatory or other approvals for the proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, diversion of management attention on transaction-related issues, impact of the transaction on relationships with customers, suppliers and employees, the ability to finance the combined business post-closing and the terms on which such financing may be available, the financial performance of the combined company following completion of the proposed transaction, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the proposed transaction (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, legislative, regulatory and/or market developments, the outcome of pending or threatened lawsuits, regulatory or tax proceedings or investigations, the effects of competition or regulatory intervention, financial and economic market conditions, access to capital, the timing and extent of changes in law and regulation (including environmental), commodity prices, prevailing demand and market prices for electricity, capacity, fuel and emissions allowances, weather conditions, operational constraints or outages, fuel supply or transmission issues, hedging ineffectiveness.

Additional information concerning other risk factors is contained in GenOn’s most recent Annual Report on Form 10-K, subsequent Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond GenOn’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made, and GenOn undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. All subsequent written and oral forward-looking statements concerning GenOn, the proposed transaction, the combined company or other matters and attributable to GenOn or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Additional Information And Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed business combination transaction between NRG and GenOn will be submitted to the respective stockholders of NRG and GenOn for their consideration. NRG will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of NRG and GenOn that also constitutes a prospectus of NRG. NRG and GenOn will mail the joint proxy statement/prospectus to their respective stockholders. NRG and GenOn also plan to file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for any prospectus, proxy statement or any other document which NRG or GenOn may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF GENON AND NRG ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about NRG and GenOn, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. NRG and GenOn make available free of charge at www.nrgenergy.com and www.genon.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC.

Participants In The Merger Solicitation

NRG, GenOn, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of GenOn and NRG in connection with the proposed transaction. Information about the directors and executive officers of NRG is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 12, 2012. Information about the directors and executive officers of GenOn is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 30, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.